NEUBERGER BERMAN ALTERNATIVE FUNDS

INSTITUTIONAL CLASS
DISTRIBUTION AGREEMENT

SCHEDULE A

The Series currently subject to this Agreement is as follows:

Neuberger Berman Absolute Return Multi-Manager Fund
Neuberger Berman Global Allocation Fund
Neuberger Berman Hedged Option Premium Strategy Fund
Neuberger Berman Long Short Credit Fund
Neuberger Berman Long Short Fund
Neuberger Berman Multi-Asset Income Fund
Neuberger Berman Multi-Style Premia Fund
Neuberger Berman Risk Balanced Commodity Strategy Fund
 Neuberger Berman U.S. Equity Index PutWrite Strategy Fund

  Date: March 7, 2018